Exhibit 99.1

Sorrento Therapeutics engaged advisors for exploring strategic alternatives

SAN DIEGO, May 9, 2016 /PRNewswire/ — Sorrento Therapeutics, Inc. (NASDAQ: SRNE; “Sorrento”), an antibody-centric, clinical-stage biopharmaceutical company developing new treatments for cancer and other unmet medical needs, announced today that early this year it engaged financial advisors to assist the company in exploring and evaluating strategic alternatives to maximize shareholder value.

Sorrento engaged Guggenheim Securities and PJT Partners to review a number of strategic alternatives.

“As part of the ongoing evaluation of our portfolio of assets we decided to engage industry leading firms to advise us on potential alternatives and strategies,” stated Dr. Henry Ji, President and CEO. “Although there are no assurances that the process we commenced will result in a transaction, we believe the expertise of both Guggenheim Securities and PJT Partners will provide us with the best ability to fully evaluate options to enhance shareholder value,” added Dr. Ji.

Sorrento does not have a defined timeline for the exploration of strategic alternatives and is not confirming that the evaluation will result in any strategic alternative being announced or consummated. Sorrento does not intend to discuss or disclose further developments during this process unless and until its Board of Directors has approved a specific action or otherwise determined that further disclosure is appropriate.

About Sorrento Therapeutics, Inc.

Sorrento is an antibody-centric, clinical stage biopharmaceutical company developing new treatments for cancer, inflammation and autoimmune diseases. Sorrento’s lead products are multiple late-stage biosimilar and biobetter antibodies, as well as clinical CAR-T therapies targeting solid tumors.

Forward-Looking Statements

This press release contain forward-looking statements related to Sorrento Therapeutics, Inc., and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding the announcement or consummation of any strategic alternatives and any related transactions; Sorrento’s proposed joint venture with Yuhan; Sorrento’s and its subsidiaries’ prospects; Sorrento’s expectations for its technologies and collaborations; Sorrento’s and its subsidiaries’ advances made in developing antibody drug conjugates (ADCs), human monoclonal antibodies using its proprietary G-MAB fully human antibody technology and any of their other respective technologies, if any; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2015, as amended, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

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